COMMONWEALTH INDUSTRIES, INC.

                               Amendment No. 1 to
                            1997 Stock Incentive Plan


                  The first sentence of Section 7 is amended, effective July 1, 1998, to read in its entirety as follows:

Nonqualified Stock Options to purchase 2,500 shares of Common Stock, the number of shares being in each case subject to adjustment pursuant to Section 13, shall be granted automatically to each Non-Employee Director (a) upon the date such director joins the Board or becomes a Non-Employee Director and (b) on each succeeding January 1 which is not less than 90 days after the date referred to in clause (a).

April 24, 1998


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